EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I
(Form Type)

Infinity Core Alternative Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$23,700,000	$0.0000927	$2,196.99
Fees Previously Paid
Total Transaction Valuation	$23,700,000
Total Fees Due for Filing			$2,196.99
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$2,196.99

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-I	005-88164	05/27/22		$0.00
Fee Offset Sources					05/27/22		$0.00

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